Exhibit 14.1

Effective as of January 16, 2012

XPO LOGISTICS, INC.

SENIOR OFFICER CODE OF

BUSINESS CONDUCT AND ETHICS

XPO Logistics, Inc. is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable laws, rules and regulations. This Senior Officer Code of Business Conduct and Ethics is applicable to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Information Officer, Senior Vice President – Acquisitions, Senior Vice President – Brokerage Operations, Senior Vice President – Finance, Senior Vice President – Strategic Planning, Chief Accounting Officer and Chief Internal Audit Executive (together, “Senior Officers”).

This Senior Officer Code of Business Conduct and Ethics is intended to set forth policies to guide Senior Officers in the performance of their duties and to facilitate disclosure to the Audit Committee of the Board of Directors of particular circumstances that may give rise to concern hereunder. However, this Senior Officer Code of Business Conduct and Ethics is not intended to cover every applicable law, rule or regulation or provide answers to all questions that may arise. Senior Officers are encouraged to disclose in writing any particular circumstances that could be deemed to give rise to concern under this Senior Officer Code of Business Conduct and Ethics to the Audit Committee, which is charged with reviewing and approving requests for waivers hereunder.

As a Senior Officer, you must not only comply with applicable laws, rules and regulations. You also have a responsibility to conduct yourself in an honest and ethical manner, and you have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

XPO Logistics’ Code of Business Conduct and Ethics, which this Senior Officer Code of Business Conduct and Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all of the Company’s associates in the conduct of the Company’s business. You are bound by the requirements and standards set forth in the Code of Business Conduct and Ethics, as well as those set forth in this Senior Officer Code of Business Conduct and Ethics and other applicable policies and procedures.

Compliance with Laws, Rules and Regulations

You are required to comply with all applicable laws, rules and regulations governing the conduct of our business and to report any suspected violations of applicable laws, rules and regulations as directed herein.

Effective as of January 16, 2012

Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of XPO Logistics’ business and your independent judgment, you should avoid activities and personal interests that create, or even appear to create, a conflict between your interests and the interests of the Company. Senior Officers are expected to dedicate their best efforts to advancing the Company’s interests and to use objective and unbiased standards when making decisions that affect the Company. A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company. Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships, and never acting in a manner that could cause you to lose your independence and objectivity. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, you must make full disclosure in writing of all facts and circumstances to, and obtain prior written approval from, the Audit Committee. You must also make full disclosure in writing of any existing situations that create or appear to create a conflict of interest, and obtain written approval of the Audit Committee on how to handle such actual or apparent conflict of interest.

Improper Personal Benefits from the Company

Conflicts of interest can arise when an officer or a member of his or her family receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure.

Financial Interests in Other Businesses

You should avoid having an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty or business judgment with respect to XPO Logistics. For example, you may not acquire an interest in a company that competes with XPO Logistics or that does business with XPO Logistics (such as a customer or supplier), unless you obtain the prior written approval of the Audit Committee. However, it is not typically considered a conflict of interest (and therefore prior approval is not required) to make investments with a total value of no more than one percent (1%) of the outstanding shares of a competitor, customer, or supplier that is listed on a national or international securities exchange.

Effective as of January 16, 2012

Corporate Opportunities

If you learn of a business or investment opportunity, whether through the use of corporate property or information or your position at the Company or otherwise, and such business or investment opportunity could reasonably be expected to be of interest to the Company, then you may not participate in the business or make the investment without the prior written approval of the Audit Committee. Such an opportunity should be considered an opportunity for XPO Logistics in the first instance.

Outside Employment with a Competitor, a Customer or Supplier

Without the prior written approval of the Audit Committee, you may not be a competitor, nor may you be employed by, serve as a director of or represent a competitor of XPO Logistics. Similarly, without the prior written approval of the Audit Committee, you may not be a customer or supplier of or be employed by, serve as a director of or represent a customer or supplier to XPO Logistics (unless the Company designates you as a director or officer of the entity). You may not accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with XPO Logistics.

Family Members Working in the Industry

If your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a familial relationship is a competitor, supplier or customer of XPO Logistics or is employed by one, you must disclose in writing the situation to the Chief Executive Officer (or, in the case of the CEO, the Chairman of the Audit Committee) so that the Company may assess the nature and extent of any concern and how it can be resolved. You must carefully guard against disclosing inadvertently XPO Logistics’ confidential information and being involved in decisions on behalf of XPO Logistics that involve the other company.

Disclosures

As a public company, XPO Logistics is required to file various periodic and other reports with the Securities and Exchange Commission (“SEC”). It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

Effective as of January 16, 2012

Compliance with this Code

If you have questions about this Senior Officer Code of Business Conduct and Ethics, you should seek guidance from the Audit Committee. If you know of or suspect a violation of this Senior Officer Code of Business Conduct and Ethics, you must immediately report that information in writing to the Audit Committee. Under XPO Logistics’ Code Business Conduct and Ethics and related policies applicable to all associates, retaliation in response to a good faith report of a suspected violation is prohibited.

Violations of this Senior Officer Code of Business Conduct and Ethics may result in disciplinary action, up to and including discharge.

Waivers of the Code

If you would like to seek a waiver of this Senior Officer Code of Business Conduct and Ethics you must make full disclosure in writing of your particular circumstances to the Audit Committee. Changes in and waivers of this Senior Officer Code of Business Conduct and Ethics will be disclosed as required under applicable law and regulations.

No Rights Created

This Senior Officer Code of Business Conduct and Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Officers in the conduct of XPO Logistics’ business. It is not intended to and does not constitute an employment contract or assurance of continued employment, and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

Effective as of January 16, 2012

ACKNOWLEDGMENT

I have received and read the XPO Logistics, Inc. Senior Officer Code of Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards contained in the Senior Officer Code of Business Conduct and Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report to the Audit Committee in writing any suspected violations of the Senior Officer Code of Business Conduct and Ethics.

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